Exhibit 99.1

Media Contact: Roy L. Morrow (216) 383-4893

Roy_Morrow@lincolnelectric.com

Investors Contact: Joseph P. Kelley (216) 383-8346

Joe_Kelley@lincolnelectric.com

Lincoln Electric Completes Acquisition in China

CLEVELAND, Ohio, U.S.A., July 29, 2009 — Lincoln Electric Holdings, Inc. (the “Company”) (Nasdaq: LECO) today announced that its Asian subsidiary, The Lincoln Electric Company (Asia Pacific) Pte., Ltd. (“Lincoln Asia Pacific”), has acquired 100% control of Jinzhou Jin Tai Welding and Metal Co., Ltd. (“Jin Tai”), a welding wire business in Jinzhou, China. Lincoln Asia Pacific had owned 48% of Jin Tai, and the remaining 52% was held by Taiwan-based Kuang Tai Metal Industrial Co., Ltd. (“Kuang Tai”) and other partners. Jin Tai’s annualized sales for the first half of 2009 were approximately $130 million.

“We are pleased to announce the acquisition of Jin Tai, which starts a new phase in the development of our business in China,” said John M. Stropki, Chairman and Chief Executive Officer. “Jin Tai will greatly expand our customer base, bring experienced industry management talent into our Asian organization and add significant cost-competitive MIG wire manufacturing capacity. In addition, completing this acquisition allows us to focus our resources on growing our position in China, the largest welding market in the world in terms of volumes.

“We look forward to an ongoing cooperative relationship with Chou Tai Long, Kuang Tai’s Chairman, as Kuang Tai is an important global supplier and a key customer for Lincoln’s products.”

Lincoln Asia Pacific acquired Jin Tai by exchanging its 35% ownership interest in Kuang Tai, paying cash of approximately $39 million and assuming net debt of approximately $10 million. The purchase price is subject to final post-closing adjustments.

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 39 manufacturing locations, including operations and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s website at http://www.lincolnelectric.com.

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Lincoln Electric Completes Acquisition in China

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: the success of post-closing integration efforts; and the degree to which actual operating performance of Jin Tai, subsequent to closing, meets forecasted results.

More generally, the Company’s operating results may also vary from forward-looking statements due to the following factors: the effectiveness of operating initiatives; general economic and market conditions; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.